UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.   20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CAPITAL GOLD CORPORATION
(Name of Registrant as Specified in its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD LETTER TO STOCKHOLDERS EXPLAINS WHY GAMMON GOLD MERGER PREFERABLE TO TIMMINS

NEW YORK, March 1, 2011 – Capital Gold Corporation (AMEX: CGC; TSX: CGC) today sent a letter to its stockholders urging them to vote FOR the merger with Gammon Gold.

Highlights of the letter include a number of compelling reasons that the Capital Gold board of directors considered in their unanimous recommendation supporting the Gammon Gold merger:

•	The Gammon merger consideration provides a significant premium to market with a cash component
•	The superior trading liquidity of Gammon Gold stock
•	Balance sheet strength
•	Opportunity for operating synergies
•	Strong management team with operating track record
•	Visibility as a Mid-Tier producer

The letter goes on to urge stockholders to reject the self-serving attempt by Timmins Gold to block the Gammon Gold merger and take control of the Capital Gold board.  The letter details the reasons that Capital Gold’s board has unanimously rejected the Timmins offer on four separate occasions.  Highlights of the reasons outlined in the letter include the following:

•	Timmins does not have enough cash and will need to raise additional cash to complete the proposed transaction.
•	Timmins will need to raise an estimated $100 million this year to complete the transaction and deliver on capital requirements which will be dilutive to stockholders.
•
Capital Gold’s belief that Timmins’ management does not have substantial operating experience and lacks sufficient depth to execute a transformational merger and to operate the combined companies going forward.

•	Timmins’ stock is illiquid.
•
The risk and potential for delay as the Timmins offer is contingent on a number of conditions being met, including the approval of Timmins’ own shareholders, due diligence and Timmins’ approval of its shares trading on a higher exchange.

•	Since there is no cash component to the Timmins offer, this may require that CGC's taxable US investors sell Timmins shares to cover tax liabilities arising out of a Timmins/CGC merger.

The letter to stockholders is available at the SEC's website at http://www.sec.gov and will also be available at www.capitalgoldcorp.com

Stockholders with questions should contact Capital Gold’s proxy solicitors, MacKenzie Partners, toll-free at 1-800-322-2885, or Laurel Hill Advisory Group, toll-free at 1-800-385-3006.

The text of the letter follows below:

March 1, 2011

Dear Stockholders of Capital Gold Corporation:

You should have previously received our proxy materials regarding the March 18, 2011 special meeting, at which you will be asked to consider and vote upon a proposed merger (the “Merger”) in which Capital Gold Corporation (“CGC”) will become a wholly-owned subsidiary of Gammon Gold.  If the Merger is completed, you will receive 0.5209 common shares of Gammon Gold and a cash payment in the amount of $0.79 for each share of CGC common stock you own immediately prior to the Merger.

The CGC Board of Directors unanimously recommends that stockholders
VOTE THE WHITE PROXY CARD FOR the Gammon Gold Merger

✓
Significant premium to market with cash component –As of March 1, 2011 the consideration provided in the Merger represents an implied premium of approximately 42% to the trading price of CGC’s common stock on September 24, 2010 and approximately 54% premium to the 20-day volume weighted average price on the NYSE Amex ending on that date.  We believe there is a significant risk that CGC shares could lose substantial value if CGC shareholders do not approve the Gammon transaction.

Superior Trading Liquidity - The Gammon Gold common shares trade with significantly higher liquidity than CGC’s common stock, which will allow CGC stockholders, should they choose, to more rapidly monetize value achieved through a transaction.

✓	Balance sheet strength - Gammon Gold’s strong cash position will enable the combined company to execute strategic growth plans without necessarily diluting stockholders.

Opportunity for Operating Synergies - Redeployment of excess surface mining equipment from Gammon Gold’s operations to CGC’s El Chanate mine will allow for substantial capital savings in transition to owner-mining, while the transportation of idle mill equipment to the Orion project could reduce development capital costs and timeline.

✓
Strong Management Team with Operating Track Record - Gammon Gold’s management team is experienced in mine development, exploration and capital markets. Gammon Gold’s high-lift heap leach processing and underground mining experience can be leveraged at El Chanate and Orion.

✓	Visibility as a Mid-Tier Producer - The combined company will be well established as a mid-tier gold producer in Mexico, and well positioned to execute on further growth opportunities.

✓
Exposure to Large Resource and Reserve base at Ocampo and El Cubo - The large land position at the Ocampo mine has significant exploration potential within a very productive district. The improving underground mine and mill performance should yield steady production and a long mine life.

You may have also received materials from Timmins Gold Corp. (“Timmins”) which is seeking your support to block the Merger with Gammon Gold and attempting to take control of your Board in its self-serving effort to acquire your company. Please discard any gold proxy card or blue consent card you may receive.  Vote only the WHITE proxy card FOR the Merger with Gammon Gold.

Your Board has REJECTED the Timmins proposal on 4 Different Occasions

✗	Financial Concerns -Timmins had approximately $4 million in available cash on hand as of December 31, 2010, with current liabilities exceeding current assets.
o	Timmins does not have enough cash and will need to raise cash to complete the transaction.
o	Timmins will not have sufficient cash to even pay the costs associated with the transaction, including the termination fee required by Gammon Gold pursuant to our merger agreement.
o	Timmins will need to raise an estimated $100 million this year to complete the transaction and deliver on capital requirements which will be dilutive to shareholders.

✗
Operational Concerns - Timmins’ principal asset, the San Francisco Mine in Mexico, is in its initial start-up phase and has yet to reach the operating goals set forth in the November 2010 Micon Technical Report. Our concerns include:

o	Short mine life;
o	Variance in the life of mine grade disclosed and the actual grade that has been mined to date and what impact that has on the mine life;
o	Variance in projected life of mine cash costs and the costs that have been published to date and what impact this will have on future cash flows and valuations;
o	Ultimate leach recovery not reaching the life of mine expectation of 70%.

✗
Management Concerns–We believe that Timmins’ management does not have substantial operating experience and lacks sufficient depth to execute a transformational merger and to operate the combined companies going forward

o	Lack of a full time chief financial officer and apparent lack of appropriate internal financial controls raises significant concerns

✗
Market Concerns–Timmins’ stock is illiquid and we believe provides very limited re-rating potential. Timmins’ shares are already trading at ~3.0x P/NAV based on Timmins’s own numbers taken at face value. We believe that those operational numbers have yet to be achieved

✗
Transaction Risk (Timeline Risk) - The Timmins offer is contingent on a number of conditions being met, including the approval of Timmins’ own shareholders, due diligence and Timmins’ approval of its shares trading on a higher exchange.  Many of these conditions are subjective and in Timmins’ sole discretion.

o	If these conditions are not met then Timmins will not be able to consummate its offer.
o
There is no guarantee that if the Gammon Gold offer is not successful that the Timmins offer will be completed AND because of the need for Timmins shareholder approval, there is no way of knowing when Timmins will be able to complete its offer.

✗
Tax Concerns - Timmins has instructed US investors to assume that the Timmins offer is fully taxable.  Since there is no cash component to the Timmins offer, this may require that CGC's taxable US investors sell Timmins shares to cover tax liabilities arising out of a Timmins/CGC merger.

✗
Lockup/Support Agreement - Conflicting Interests? - Timmins announced it has a lockup agreement with one stockholder, and support agreements with two other stockholders. Timmins has refused to provide us with copies of these agreements or to make them publicly available.  However, we believe that these agreements may be "soft" and one of such agreements may be cancelled at anytime. We also note that some of these stockholders may have conflicting motivations in supporting the Timmins transaction.

Your Board has determined that the Merger with Gammon Gold represents a significant growth opportunity for CGC stockholders at much lower risk.

VOTE NOW FOR THE MERGER WITH GAMMON GOLD.

The CGC Board believes that the Merger with Gammon Gold is clearly the
 SUPERIOR Transaction for CGC Stockholders

Gammon Gold has a market capitalization of approximately 3x Timmins’ market cap.

We believe Gammon Gold has much greater upside and is trading at a lower valuation than Timmins;
Therefore Gammon Gold provides better re-rating potential.

Gammon Gold has approximately 6x Timmins’ resources.

Gammon Gold has significant exposure to silver and exceptional leverage to silver prices;
Timmins has no exposure to silver.

Gammon Gold has the lowest cash costs of its peer group.

Gammon Gold has significant net cash; Timmins has net debt.

The Merger with Gammon Gold presents the least amount of transactional risk.

Your Vote is Important

Please vote and return the WHITE proxy card

 It is very important that you return ONLY the WHITE proxy card and NOT the GOLD proxy card or BLUE consent card.

Even if you have already voted the gold proxy card or blue consent card, you can vote FOR the Gammon merger using the enclosed WHITE proxy card.

If you have any questions or require assistance please contact our proxy solicitors, MacKenzie Partners at 1-800-322-2885, or Laurel Hill Advisory Group, toll-free at 1-800-385-3006.

Sincerely,

John Cutler,
M&A Committee Chair

Important Additional Information

Capital Gold Corporation (“CGC” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on February 18, 2011 in connection with the Special Meeting of Stockholders to be held on March 18, 2011 and mailed the definitive proxy statement and a WHITE proxy card to stockholders and additional soliciting materials. CGC and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with such meeting. The Company’s stockholders are strongly advised to read CGC’s proxy statement as it contains important information. Stockholders may obtain an additional copy of CGC’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at www.capitalgoldcorp.com. In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of CGC’s stockholders is available in CGC’s definitive proxy statement filed with SEC on February 11, 2011.

About Capital Gold

Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the "El Chanate" gold mine located near the town of Caborca in Sonora, Mexico. On August 2, 2010, Capital Gold acquired Nayarit Gold Inc. Capital Gold is focused on optimizing the El Chanate operations and advancing the Del Norte deposit in the Orion District in the state of Nayarit, Mexico. Capital Gold also owns and leases mineral concessions near the town of Saric, also located in Sonora, that are undergoing exploration for gold and silver mineralization. Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company's website, www.capitalgoldcorp.com.

Forward Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. The use of any of the words “plans”, "expects", or “does not expect”, “is expected”, “budget”, “scheduled”, "anticipates", or “does not anticipate”,  "continue", "estimates", “forecasts”, "objective", "ongoing", "may", "will", "project", "should", "believe", "intends" or variations of such words and phrases or statements are intended to identify forward-looking information or statements. Forward-looking information is based on the opinions and estimates of management at the date the information is made, and is based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information.  More particularly and without limitation, this press release contains forward-looking statements and information concerning the Acquisition and Agreement.  The forward-looking statements and information are based on certain key expectations and assumptions made by Gammon Gold and Capital Gold. Although Gammon Gold and Capital Gold believe that the expectations and assumptions on which such forward-looking statements and information are based are reasonable, undue reliance should not be placed on the forward-looking statements and information because neither of them can give any assurance that it will prove to be correct. Since forward-looking statements and information address future events and conditions, by their very nature they involve inherent risks and uncertainties. There are risks also inherent in the nature of the Acquisition, including whether the completion of the Acquisition will ultimately occur, whether the anticipated synergies of the acquisition will occur, incorrect assessment of the value of the respective properties of each of Gammon Gold and Capital Gold, and failure to obtain the required security holder, regulatory, third party and other approvals. Readers are cautioned that the foregoing list of factors is not exhaustive. There may be other factors that cause actions, events or results not to be anticipated, estimated or intended. The forward-looking statements and information contained in this press release are made as of the date hereof. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information.  Neither Gammon Gold nor Capital Gold undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws.

For further information please contact:

Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

or

Proxy Solicitor
MacKenzie Partners, Inc.
Tel: (212) 929-5500
Email: proxy@mackenziepartners.com